UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

       Date of Report (Date of Earliest Event Reported): December 17, 2005


                            CIRCUIT CITY STORES, INC.
             (Exact name of registrant as specified in its charter)

                                    Virginia
                 (State or other jurisdiction of incorporation)


            001-05767                                      54-0493875
            ---------                                      ----------
   (Commission File Number)                             (I.R.S. Employer
                                                    Identification Number)


                  9950 Mayland Drive, Richmond, Virginia 23233
               (Address of principal executive offices) (Zip Code)

                                 (804) 527-4000
              (Registrant's telephone number, including area code)

                                       N/A
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



                SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01.  Entry into a Material Definitive Agreement.

In connection with the planned retirement of W. Alan McCollough  described under
Item 5.02, Circuit City Stores, Inc. and Mr. McCollough are entering into a Retirement and Consulting Agreement. Under the terms of the Agreement:

o    Mr. McCollough will resign as Chief Executive Officer on February 28, 2006.
o Mr. McCollough will remain as Chairman of the Board of Directors through the 2006 Annual Meeting of Shareholders.
o    Mr. McCollough will retire as an employee on July 2, 2006.
o Mr. McCollough's termination of employment will be treated as a voluntary termination under his employment agreement. The non-competition agreement in the employment agreement will be extended for a period equal to that of the consulting arrangement described below. Otherwise, except as specifically modified by the Retirement and Consulting Agreement, the employment agreement will remain in effect.
o Mr. McCollough will provide consulting services to the company for a one-year period beginning in July 2006. Annual compensation to Mr. McCollough for the consulting services will be $100,000, and Mr. McCollough will be obligated to perform up to 200 hours of service to assist in the transition of management of the company following his retirement and to perform such other special projects and activities as may be requested by the board of directors or the chief executive officer and agreed to by Mr. McCollough. The period during which Mr. McCollough will provide consulting services may be extended with approval of Mr. McCollough, the chief executive officer and the board of directors.
o Stock option and restricted stock awards to Mr. McCollough will become vested and exercisable, or be forfeited, in accordance with the terms established at the time they were granted.
o Mr. McCollough will be eligible to receive a bonus for the company's 2006 fiscal year to the extent earned under the previously established terms and conditions. Mr. McCollough will not be eligible for a bonus for the company's 2007 fiscal year.
o Mr. McCollough will receive additional age and service credit under the company's benefit restoration plan, which is expected to result in Mr. McCollough receiving the maximum benefit payable under the plan, an estimated incremental benefit on a lump-sum payment basis of approximately $1.83 million.
o The Company's benefit restoration plan is being amended to allow Mr. McCollough to elect a lump-sum payment.



Item 1.02.  Termination of a Material Definitive Agreement.

The employment agreement between Circuit City Stores, Inc. and W. Alan McCollough will terminate upon his retirement in July 2006.


                 SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Circuit City Stores, Inc. announced on December 19, 2005 that W. Alan McCollough has decided to retire as chief executive officer effective February 28, 2005 and as chairman of the board of directors at the 2006 Annual Meeting of Shareholders. Mr. McCollough will not stand for re-election to the board at the end of his term that expires in June 2006.

At a meeting of the Circuit City board of directors on Saturday, December 17, 2005, following Mr. McCollough's confirmation of his intention to retire, Philip
J. Schoonover was elected unanimously to the board, effective immediately, and named chief executive officer effective March 1, 2006.

Mr. Schoonover, 45, joined Circuit City in October 2004 as Executive Vice President and Chief Merchandising Officer and was elected President in February 2005. Before joining Circuit City, he was executive vice president - customer segments at Best Buy Co., Inc. from April 2004 until September 2004. He joined Best Buy in 1995, and previously served as executive vice president - new business development from February 2002 until April 2004 and executive vice president - digital technology solutions from February 2001 until February 2002. Before that he served for five years as senior vice president - merchandising. Before joining Best Buy, he was an executive vice president at TOPS Appliance City.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 17, 2005, the Bylaws of Circuit City Stores, Inc. were amended to increase the number of directors from eleven to twelve. The full text of the Bylaws, as amended, is attached as Exhibit 3.1 to this report.



                   ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

3.1      Circuit City Stores, Inc. Bylaws, as amended December 17, 2005

99.1     Press Release dated December 19, 2005




                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

             CIRCUIT CITY STORES, INC.



             By:      /s/ Reginald D. Hedgebeth
                      ---------------------------
                      Reginald D. Hedgebeth
                      Senior Vice President, General Counsel and Secretary


Dated:   December 22, 2005



                                  EXHIBIT INDEX

Exhibit No.     Description of Exhibit

3.1             Circuit City Stores, Inc. Bylaws, as amended December 17, 2005

99.1            Press Release dated December 19, 2005